Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 20th day of January, 2017 (the "Effective Date"), and is by and between Edward Jankowski, an individual residing at the address listed in the Company’s files ("Executive"), and FORM Holdings Corp., a Delaware corporation with principal offices located at 780 3rd Avenue, 12th Floor, New York, NY 10017 (the "Company").

WITNESSETH

WHEREAS, the Executive desires to continue to be employed by the Company as a Senior Vice President of the Company and CEO of XpresSpa Holdings, LLC ("SVP") under the terms set forth herein and the Company wishes to continue to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1. Employment and Duties.

(a) Subject to the terms of this Agreement, the Company agrees to continue to employ, and Executive agrees to continue to serve, as its SVP. The duties and responsibilities of Executive shall include the duties and responsibilities normally associated with such positions and such other executive officer duties and responsibilities consistent with such positions as the Company’s CEO may from time to time reasonably assign in good faith to Executive. At all times during the Employment Period (as defined below), the Executive shall report directly to the Company’s CEO. The Executive is and will be the senior most executive and service provider to XpresSpa Holdings, LLC and its subsidiaries including, without limitation, any entities acquired by or merged with XpresSpa (collectively, “XpresSpa”).

(b) Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of XpresSpa and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit (which permission shall not be unreasonably withheld), (ii) serving, with the prior written consent of the Company's Board of Directors (the "Board"), which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of noncompeting businesses or charitable, educational or civic organizations, (iii) engaging in charitable activities and community affairs and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder.

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2. Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the three year anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 9 below (such period is the "Employment Period"). The parties agree to commence negotiations to enter into a new employment agreement at least twelve (12) months prior to the expiration of the Employment Period and to conclude those negotiations no later than the date that is six (6) months prior to the expiration of the Employment Period (the "6 Month Date"). If the negotiations are not concluded and a new agreement executed by the 6 Month Date, the Employment Period shall be extended two (2) months for every whole or partial month that the negotiations extend past the 6 Month Date; provided, however, that the Employment Period shall not be extended for more than one (1) year.

3. Place of Employment. Executive's services shall be performed at the Company's offices located at 780 3rd Avenue, 12th Floor, New York 10017 and any other locus where the Company and Executive mutually agree is an acceptable location from which Executive's services may be performed. The parties acknowledge that any location in the Borough of Manhattan, City of New York, is an acceptable location. The parties further acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4. Compensation.

(a) Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an annual base salary, less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the "Base Salary") at an annual rate of $375,000. During the Employment Period, the Board has the discretion to raise the Base Salary from time-to-time and shall reevaluate the Executive’s Base Salary on at least an annual basis (with first reevaluation on or about June 2017). The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5. Bonuses and Incentive Compensation.

(a) During the Employment Period, the Executive will be eligible to participate in any annual bonus and other incentive compensation program that the Company may adopt from time to time for its executive officers. If the Executive has earned any bonus or non-equity based incentive compensation (collectively, “Incentive Compensation”) which remains unpaid upon termination of Employment for any reason whether by Executive or Company other than for Cause then Executive shall be entitled to receive such Incentive Compensation at the time the Company distributes such Incentive Compensation to other executive officers of the Company. Such amount shall be prorated for the year of termination equal to the amount of Incentive Compensation earned multiplied by a fraction the numerator of which the number of days that Executive worked for the Company prior to the date of termination and the denominator of which is 365.

To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the "Policy") providing for the recovery from the Executive of any payment of incentive based compensation (whether in cash or in equity) paid to the Executive that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Executive, provided that any such Policy shall only be binding on the Executive if the same Policy applies to the Company's other executive officers.

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(b) Subject to the conditions set forth in this Section 5(b), the Executive shall be entitled to the incentive of either 5(b)(i) (Change of Control of XpresSpa Incentive) or 5(b)(ii) (Public Offering Incentive), whichever occurs first:

(i)	Change of Control of XpresSpa Incentive: Provided that on the date of the closing of a Change of Control of XpresSpa the Executive is either employed by XpresSpa or receiving the Severance Benefit and has not been terminated for Cause, the Executive will be entitled on the date of closing (except as provided below regarding a Future Payment Event) to 2% of the amount equal to the total amount of cash and the fair market value (on the date of payment) of all non-cash consideration paid or payable to the Company or its stockholders in connection with the Change of Control of XpresSpa net of transaction expenses payable to third parties and less the original Company acquisition price of XpresSpa of $45,000,000 and less any past or future capital contributions made or to be made by the Company or its stockholders; provided, however, to the extent that (A) any consideration otherwise receivable by the Company or its stockholders is deposited in escrow or otherwise receivable as a non-contingent deferred payment; and/or (B) any portion of the consideration is payable to the Company or its stockholders as a contingent deferred payment (a "Future Payment Event"), such amounts shall be paid to the Executive only if and when such amounts become payable to the Company or its stockholders. Notwithstanding the foregoing, except if the Future Payment Event is subject to a substantial risk of forfeiture in accordance with Section 409A of the Internal Revenue Code (the "Code"), if the amount payable in connection with a Future Payment Event will be received by the Company or the Company’s stockholders on a date that is later than the fifth anniversary of the effective time of the Change of Control of XpresSpa, the Executive will not be eligible to receive any payment in connection with such Future Payment Event. If the Future Payment Event is subject to a substantial risk of forfeiture at the time the Change of Control of XpresSpa becomes effective, the Executive shall remain eligible to receive a distribution from any Future Payment Event in accordance with this paragraph. In no event shall the Executive receive any payments until the Company or its stockholders receives payment. As used in this Section 5(b)(i) only, "Change of Control of XpresSpa" shall mean (A) an acquisition or series of acquisitions by a person(s) or entity(ies) (unrelated to FORM) of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of XpresSpa or (B) a sale or disposition of all or substantially all of XpresSpa’s assets to an unrelated third party.

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or

(ii)	Public Offering Incentive: Provided that on the date of the closing of a public spin-off or initial public offering of XpresSpa ("Public Offering") the Executive is either employed by XpresSpa or receiving the Severance Benefit and has not been terminated for Cause, the Executive will receive deferred stock units ("DSUs"), pursuant to XpresSpa’s equity incentive plan then in effect, equal to 2% of XpresSpa’s outstanding shares of common stock immediately after the Public Offering; the DSUs will be settled in common stock of XpresSpa twelve (12) months after the date of the Public Offering; provided, however, that the Company shall not deliver the shares until it is reasonably satisfied that the Executive has arranged for all required withholdings under applicable law to be made to the Company and in no event later than the time permitted under Section 409A.

(c) Notwithstanding anything to the contrary in any applicable equity award agreement, upon termination of employment for any reason other than for Cause, the vesting of such number of stock options, RSUs and other stock-based awards outstanding and held by the Executive as of the date of termination of Executive’s employment that would have vested in the one year period immediately following the termination of employment of Executive ("Post- Termination Period") will vest during the Post-Termination Period provided that in the sole discretion of the Board, during the Post-Termination Period, the Executive makes himself reasonably available and cooperates with reasonable requests from the Company concerning any business or legal matters (including, without limitation, response to a subpoena or testimony in any litigation matters) involving facts or events relating to the Company that may be within the Executive’s knowledge. The Company will in good faith consider Executive’s obligations for other persons and/or employers, and will take its best efforts to accommodate such obligations in connection with any such cooperation request. Upon submission of invoices, the Company will reimburse the Executive for reasonable expenses (including, but not limited to, legal fees and travel) incurred in carrying out the provisions of this paragraph. The Executive will provide the Company with reasonable advance written notice prior to incurring any expenses in excess of $2500. Without limiting the foregoing, if Executive is not receiving Severance Benefit during the Post-Termination Period, then the Company will pay the Executive additional compensation, in such amount and form as the parties reasonably agree, in connection with any cooperation request by the Company of the Executive which is reasonably expected to exceed five hours in the aggregate (including for this purposes time spent in connection with any prior cooperation requests).

(d) In addition, subject to any permitted action by the Board upon a Change of Control (as defined in the Company’s 2012 Employee, Director and Consultant Equity Incentive Plan) or other merger, sale, dissolution or liquidation of the Company under the Company’s applicable equity plan to terminate the stock options or other stock-based awards, any stock option granted on or after the Effective Date, which has vested, shall be exercisable for not less than one year from the date of termination of Executive’s employment (subject to the scheduled expiration of any option) and if such option is an incentive stock option it shall automatically convert and be deemed a non-qualified option as of the date that is three months from termination of Executive's employment.

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6. Expenses. Executive shall be entitled to reimbursement for all reasonable and appropriate travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its executive officers) in the performance of his duties and responsibilities under this Agreement; provided that Executive properly accounts for such expenses in accordance with Company policies and procedures. The Company shall cause a credit card to be issued to Executive to be used by the Executive solely to pay for travel and entertainment expenditures reasonably necessary for the performance of his duties and Company and otherwise in accordance with written policies and procedures approved by the Board, but use of such credit card is not a condition for reimbursement. The Executive shall be responsible for any unreasonable or inappropriate expenses incurred in violation of Company policies and procedures.

7. Other Benefits. During the Employment Period, the Executive shall be eligible to participate in all incentive, savings, retirement (401(k)), and welfare benefit plans, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, to the extent they exist, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's executive officers, provided however, that the Company may not reduce the benefits provided to the Executive under these Benefits Plans without the Executive's written consent.

8. Vacation. During the Employment Period, the Executive shall be entitled to twenty (20) days of paid time off ("PTO") per year. PTO shall be taken at such times as are mutually convenient to the Executive and the Company. The Executive may carry up to ten (10) days of unused PTO forward from one calendar year to the next. All other unused PTO will be forfeited at the end of the calendar year. The Company shall not pay executive for any unused PTO upon termination of employment except as required by applicable law or provided under Company policy.

9. Termination of Employment.

(a) General. The Employment Period and the Executive's employment hereunder shall terminate upon the earliest to occur of: (i) Executive's death, (ii) a termination by reason of Executive's Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, or (v) the last day of the Employment Period. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a "separation from service" as defined in Treas. Reg. 1.409A- 1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive's termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 9 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive's ultimate "separation from service."

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(b) Death. If Executive dies during the Employment Period, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive's heirs, administrators or executors (i) any earned but unpaid Base Salary up to and through the date of termination (within fourteen (14) days following termination), (ii) any earned but unpaid Incentive Compensation under the terms set forth in Section 5(a); (iii) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company up to and through the date of termination, and (iv) any benefits provided under the Company's employee benefit plans pursuant to, and in accordance with, the terms of such plans through the date of termination (including, without limitation, any death benefit or disability benefit plans or programs) (collectively, the "Accrued Obligations") The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c) Disability. In the event that during the Employment Period the Company determines that the Executive is unable to perform his essential duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and the Executive's employment with the Company shall terminate immediately upon notice to the Executive, and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential duties and responsibilities hereunder for ninety (90) consecutive days, or an aggregate of one hundred and eighty (180) days during any twelve consecutive months, as determined consistent with applicable law, provided that the determination of Executive's physical or mental health and the date of the Disability shall be determined by a medical expert who will examine the Executive as appointed by mutual agreement between the Company and the Executive, which agreement shall not be unreasonably withheld or delayed by either party. Executive hereby consents to such examination and consultation regarding Executive's health and ability to perform as aforesaid.

(d) By the Company for Cause.

(1) At any time during the Employment Period, the Company may terminate this Agreement and the Executive's employment hereunder for Cause. Such termination shall be effective immediately upon notice to the Executive. "Cause" as used in this Agreement (and with respect to any other arrangement (including, without limitation, any option, RSU or other equity-based arrangement) with the Company or its affiliates) shall mean: (a) through no fault of the officers of the Company and/or the Board, the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive's death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c) intentional breach of Section 10 of this Agreement, (d) an intentional breach of the Non- Disclosure and Non-Solicitation Agreement then in effect (the "NDA") which results or could reasonably be expected to result in harm to the Company; or (e) a unanimous good faith finding by the Board that Executive has engaged in (i) (A) fraud, (B) dishonesty, or (C) gross negligence, in each case related to the Company, or (ii) criminal misconduct which results or could reasonably be expected to result in harm to the Company, which, if curable, has not been cured by Executive within thirty (30) days after his receipt of a written notice from the Board stating with reasonable specificity the basis of such finding.

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(2) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(3) It is expressly acknowledged and agreed that the decision as to whether "Cause" exists for termination of the employment relationship by the Company is delegated to the Board for determination.

(e) By the Executive for Good Reason.

(1) At any time during the Employment Period, subject to the conditions set forth in Section 9(e)(2) below, the Executive may terminate this Agreement and the Executive's employment with the Company for Good Reason. "Good Reason" as used in this Agreement shall mean the occurrence of any of the following events: (a) without the Executive's prior written consent, a material diminution of the duties, authorities or responsibilities of the Executive; (b) the change, without the Executive's prior written consent, to the Executive’s position or the Executive’s title that is subordinate to the title of SVP; (c) a reduction in Executive's Base Salary; (d) the Company's requirement that Executive regularly report to work in a location that is more than 50 miles from the Company's current New York office as of the date of this Agreement, without the Executive's prior written consent; (e) a change in Executive’s reporting relationship other than to the Company’s CEO; (f) a material breach by the Company of this Agreement, or RSU or options grants; or (g) the failure of the Company to provide compensation, including Base Salary, Incentive Compensation (if any) and benefits to Executive as required herein when due.

(2) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice must be provided within ninety (90) days following the initial occurrence of the grounds purporting to constitute Good Reason (or following the Executive’s actual knowledge of such purported grounds) and which specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. The Company shall retain the discretion to terminate the Employment Period at any time during the Good Reason notice period provided for in this Section 9(e)(2).

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(3) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors):

(A) The Accrued Obligations through the date the Employment Period is terminated.

(B) An amount of Base Salary (at the rate of Base Salary in effect immediately prior to the Executive's termination hereunder) equal to one (1) times the Executive's Base Salary. . Except as otherwise provided in this Agreement, the Company shall pay to Executive the amounts provided in this Section 9(e)(3)(B) (the “Severance Benefit”) in substantially equal installments commencing on the Company's next regular payroll date following the date the Release (referenced in Section 9(i) below) becomes irrevocable and enforceable, provided, however, that if the ninety (90) day period referenced in Section 9(i) below begins in one calendar year and ends in the following calendar year, the Company shall pay to Executive the amounts provided in this Section 9(e)(3)(B) in substantially equal installments commencing on the Company's first eligible regular payroll date occurring in the following calendar year. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(C) Subject to Section 9(i) below, COBRA continuation coverage paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of twelve (12) months following the date of termination. After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled. If the Company's payment of the COBRA premiums on the Executive's behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the "Act") or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

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(f) By Executive without Good Reason. At any time during the Employment Period, the Executive shall be entitled to terminate this Agreement and the Executive's employment with the Company without Good Reason by providing prior written notice to the Company of at least ninety (90) calendar days, provided however that the Company shall maintain the discretion to terminate the Employment Period at any time during the notice period set forth in this Section 9(f). Upon termination by the Executive of this Agreement and the Executive's employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g) By the Company without Cause. At any time during the Employment Period, the Company shall be entitled to terminate this Agreement and the Executive's employment with the Company without Cause upon written notice to the Executive which shall set forth a date of termination. Upon termination by the Company of this Agreement and the Executive's employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors) the amounts and benefits due upon a resignation for Good Reason, as further described in Section 9(e)(3). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(h) Upon Expiration of the Employment Period. If the Executive's employment terminates upon the expiration of the Employment Period set forth in Section 1, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations.

(i) Release of Claims. It is agreed that an express condition of the payment or provision by the Company of any severance amount or post termination benefit called for under Section 9(e)(3) and Section 9(g) of this Agreement (other than the payment of any Accrued Obligations) shall be subject to the Company's concurrent receipt of a general release of all claims against the Company and its affiliates by Executive in the form reasonably acceptable to the Company and Executive and negotiated in good faith, and such release must be effective and irrevocable prior to the ninetieth (90th) day following the termination of the Executive's employment (the "Release"). Any payments scheduled to be paid under Sections 9(e)(3) or 9(g) during such 90 day period pending the effectiveness of such Release, will be accumulated and paid, subject to Section 9(j) below, on such 90th day or earlier following the effectiveness of such Release as would not result in a violation of Code Section 409A.

(j) Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

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(1) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive's employment that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a) (2)(B)(i) of the Code (the "Delay Period"). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(2) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(3) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(k) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable and/or benefits provided to the Executive under this Agreement, and such amounts payable and/or benefits provided to the Executive under this Agreement shall not be reduced because Executive obtains other employment, becomes self- employed and/or receives remuneration and/or benefits from a third party after the date of termination.

10. Covenant Not to Compete.

(a) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Executive agree, and accordingly, the Executive does hereby agree, that, he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" engage in any "Restricted Business Activity" (as those terms are defined in Sections 10(b), (c) and (d) below). In the event of any inconsistencies between the terms of this Agreement and the NDA, this Agreement shall control.

(b) The term "Restricted Business Activity" as used in this Section 10, means that the Executive shall not, directly or indirectly:

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(1) provide services, either on his own behalf or as an officer, director, partner, consultant, associate, employee, owner, agent, independent contractor, or coventurer of any third party that sells products or services that are directly competitive with the products or services sold by XpresSpa during the Employment Period; or

(2) solicit any material commercial relationships of XpresSpa, other than in the furtherance of the business of XpresSpa during the Employment Period ;

provided however, that Restricted Business Activity shall not be construed to prevent and this Agreement shall not prevent the Executive from (i) owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market; or (ii) soliciting any material commercial relationships of XpresSpa for the purpose of selling products or providing services that are not the same or substantially similar to the products or services sold by XpresSpa during the Employment Period. Notwithstanding anything herein or in any Agreement to the contrary, Maria Leo will be deemed not to be a “material commercial relationship.”

(c) The term "Restricted Period," as used in this Section 10, shall mean during the Employment Period and (i) in the case of termination by the Executive for Good Reason or by the Company without Cause, so long as the Executive is paid the Severance Benefit by the Company under Sections 9(e) or 9(g); or (ii) in the case of termination by the Executive without Good Reason, by the Company for Cause or upon expiration of the Agreement under Section 2, one (1) year after the date the Executive is actually no longer employed by the Company. Notwithstanding the foregoing, waiver of any Restricted Period by the Company shall not waive the Executive’s entitlement to the Severance Benefit.

(d) The term "Restricted Area" as used in this Section 10 shall mean worldwide.

(e) If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(f) The provisions of this Section 10 shall survive the termination of the Executive's employment hereunder and until the end of the Restricted Period.

11. Dispute Resolution.

(a) In the event of a breach or anticipated breach of the Agreement by either Party, the non-breaching Party shall inform the breaching Party by letter of the suspected or anticipated breach. The breaching Party shall have ten (10) days to cure said breach, if curable. In the event the breach has not been cured within ten (10) days, if curable, then the non-breaching Party may pursue arbitration as described below.

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(b) Any dispute arising between the Parties under this Agreement, shall be submitted exclusively to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with AAA Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator and the award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and the Parties shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”) to any third party, with the sole exception of their respective legal counsel, who also shall be bound by these confidentiality terms. Nothing herein shall prevent either Party from seeking or obtaining an injunction in aid of arbitration.

(c) In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof to such Party in accordance with the notice provisions of Section 12 below. The Parties agree to take all steps necessary to protect the confidentiality of all confidential information, including the Arbitration Materials, in connection with any such proceeding, agree to file all confidential information under seal, and agree to the entry of an appropriate protective order.

12. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

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(b) The Executive may not assign or delegate any of his rights or duties under this Agreement without the express written consent of the Company. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (b) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

(c) This Agreement, together with the NDA and any indemnification agreement, equity plan, stock option agreement, restricted stock unit agreement or other stock agreement to which plaintiff is a party or otherwise subject to, constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, and supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) Executive acknowledges that he has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, has consulted with his attorney of choice, or voluntarily chose not to do so, concerning the execution and meaning of this Agreement, and has read this Agreement and fully understands the terms hereof, and is executing the same of his own free will. Executive warrants and represents that he has had sufficient time to consider whether to enter into this Agreement and that he is relying solely on his own judgment and the advice of his own counsel, if any, in deciding to execute this Agreement.

(e) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns including, any successor of XpresSpa including a purchaser of all or substantially all of XpresSpa’s assets.

(f) If this Agreement or the Employment Period is terminated for any reason, the NDA and Sections 9 and 10 shall survive termination of this Agreement.

(g) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. FedEx) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery. Notice to the Executive must also be made by copy to Austin S. Lilling, Esq., Katten Muchin Rosenman LLP, 575 Madison Ave., New York, NY 10022 (provided that such copy shall not constitute notice hereunder or personal service).

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(i) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

(j) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(k) Each Party will pay its own costs and expenses related to the transactions contemplated by this Agreement, except that the Company shall pay Katten Muchin Rosenman, LLP up to $10,000 for legal fees incurred in connection with the review and negotiation of this Agreement prior to the Effective Date.

[Remainder of Page Intentionally Left Blank] [Signature Page Follows]

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[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

_________________________

Edward Jankowski

FORM HOLDINGS CORP.

By: ______________________

Name: Andrew Perlman

Title: CEO

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